Exhibit 99.1

News From

Buena, NJ 08310

Release Date: March 22, 2010

Contact:

Philip S. Forte

IGI Laboratoires, Inc.

(856) 856-697-4379

www.igilabs.com

IGI LABORATORIES INC.,

ANNOUNCES CHANGES TO ITS SENIOR MANAGEMENT TEAM

Hemanshu Pandya Steps Down as CEO of IGI Laboratories, Inc. Buena, N.J, March 22, 2010

(BUSINESS WIRE) – IGI laboratories, Inc. (Amex: IG) today announced that Charles E. Moore has been appointed as President and Chief Executive Officer of IGI Laboratories, Inc., effective April 1, 2010, and replaces Hemanshu Pandya who has recently resigned as the President and Chief Executive Officer of the Company effective April 1, 2010. Mr. Moore has also been appointed to the IGI Board of Directors, effective April 1, 2010, and compliments the IGI Board with his generic experience.

Ms. Joyce Erony, Chairman of the Company, commented "On behalf of the Board of Directors, I would like to express my appreciation for the leadership provided by Hem during his tenure at IGI. I would also like to take this opportunity to congratulate Charlie whose comprehensive experience in the topical market makes him the ideal leader to ensure IGI transitions to its generic topical future. I look forward to working closely with Charlie in his new role as President and CEO.” Mr. Pandya will stay on with IGI Laboratories, Inc. for a period of time as an advisor to the Company.

Charles E. Moore is an experienced pharmaceutical executive with a successful track record in bringing over 50 generic topical products from development to approval. Prior to joining IGI, Mr. Moore was Vice President of Business Development for Infa Inc. where he was responsible for development of the North American business of the Infa Group, an Italian-based Active Pharmaceutical Ingredient (API) manufacturer.

Mr. Moore stated "I welcome the challenge of transitioning IGI into a successful Generic Topical Pharmaceutical Business.”

About IGI Laboratories, Inc.

IGI Laboratories, Inc. engages in the development, manufacturing, filling, and packaging of topical, semi solid and liquid products for pharmaceutical and cosmeceutical companies. The Company offers the patented Novasome® encapsulation technology which contributes value-added qualities to pharmaceutical and cosmeceutical products, providing improved dermal absorption and sustained release of the active molecule.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.